EXHIBIT 97.1

LEAFLY HOLDINGS, INC.

Incentive Compensation Recovery Policy

1.
Purpose
1.1.
The purposes of the Leafly Holdings, Inc. Incentive Compensation Recovery Policy (this “Policy”) are:
(a)
to provide for the recovery of Erroneously Awarded Compensation from Executive Officers in the event of an Accounting Restatement to the extent required by the Listing Standards; and

(b)
to provide the Committee with the discretion and authority for the recovery of Awards from Executive Officers and other employees of the Company in the event of the Executive Officer’s or employee’s Misconduct.

1.2.
Unless otherwise defined in this Policy, capitalized terms shall have the meanings set forth in Section 11 below.
2.
Administration
2.1.
This Policy shall be administered by the Committee, except that the Board may determine to act as the administrator or designate another committee of the Board to act as the administrator with respect to any portion of this Policy other than Section 2.3 (the “Administrator”). The Administrator is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate, or advisable for the administration of this Policy.
2.2.
The Administrator is authorized to take appropriate steps to implement this Policy and may effect recovery hereunder by: (a) requiring payment to the Company, (b) set-off, (c) reducing compensation, or (d) such other means or combination of means as the Administrator determines to be appropriate.
2.3.
The Company need not recover Erroneously Awarded Compensation if and to the extent that the Committee determines that such recovery is impracticable and not required under Listing Standards because: (a) the direct expense paid to a third party to assist in enforcing this Policy would exceed the amount to be recovered after making a reasonable attempt to recover, or (b) recovery would likely cause an otherwise tax-qualified broad-based retirement plan to fail the requirements of Section 401(a)(13) or Section 411(a) of the Internal Revenue Code of 1986, as amended, and regulations thereunder.
2.4.
Any determinations made by the Administrator under this Policy shall be final and binding on all affected individuals and need not be uniform with respect to each individual covered by this Policy.

3.
Recovery of Erroneously Awarded Compensation from Executive Officers
3.1.
In the event of an Accounting Restatement, the Company will recover reasonably promptly the amount of any Erroneously Awarded Compensation Received by an Executive Officer during the Recovery Period.
3.2.
The amount of Erroneously Awarded Compensation will be determined by the Administrator, whose determination shall be conclusive and binding. For Incentive-Based Compensation based on stock price or total shareholder return (“TSR”) the Administrator will determine the amount based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or TSR upon which the Incentive-Based Compensation was Received, and the Company will maintain documentation of the determination of that reasonable estimate and provide the documentation to the Exchange. In all cases, the amount to be recovered will be calculated without regard to any taxes paid by the Executive Officer with respect to the Erroneously Awarded Compensation.
4.
Recovery of Awards from Executive Officers and Other Employees for Misconduct

If an Executive Officer or other employee of the Company has engaged in Misconduct, as determined by the Administrator, the Company may pursue recovery of any Awards granted or paid to such Executive Officer or employee during the 36-month period preceding the earlier of the Executive Officer’s or employee’s last day of active employment and the date that the Executive Officer or employee engaged in the Misconduct. In all cases, the Administrator’s determinations regarding enforcement of the Company’s rights under this Section shall be conclusive and binding, including any determination not to enforce such rights in full or at all.

5.
Company Recovery Rights
5.1.
Any right of recovery pursuant to this Policy is in addition to, and not in lieu of, any other remedies or rights of recovery that may be available to the Company under applicable law or pursuant to the terms of any other compensation recovery policy of the Company that may be in effect from time to time, including in any employment agreement, plan or award agreement, or similar agreement and any other legal remedies available to the Company.
5.2.
Nothing contained in this Policy and no recovery hereunder shall limit any claims, damages, or other legal remedies the Company may have against an individual arising out of or resulting from any actions or omissions by such individual.
6.
Reporting and Disclosure

Leafly shall file all disclosures with respect to this Policy in accordance with the requirements of federal securities laws.

7.
Indemnification Prohibition

Notwithstanding the terms of any indemnification or insurance policy or any contractual arrangement that may be interpreted to the contrary, the Company shall not indemnify any individual with respect to amount(s) recovered under this Policy or claims relating to the enforcement of this Policy, including any payment or reimbursement for the cost of third-party insurance purchased by such individual to fund potential clawback obligations hereunder.

8.
Amendment; Termination

The Board or the Committee may amend or terminate this Policy from time to time in its discretion as it deems appropriate and shall amend this Policy as it deems necessary to comply with applicable law, including the Listing Standards; provided, however, that no amendment or termination of this Policy shall be effective to the extent it would cause the Company to violate any federal securities laws, rules of the Securities and Exchange Commission or the rules of any national securities exchange or national securities association on which Leafly’s securities are listed.

9.
Successors

This Policy shall be binding and enforceable against all individuals who are or were Executive Officers and other employees of the Company and their beneficiaries, heirs, executors, administrators, and other legal representatives.

10.
Effective Date

This Policy is effective only for (a) Incentive-Based Compensation Received by an Executive Officer on or after the Effective Date, and (b) Awards granted to an Executive Officer or other employee after the Effective Date.

11.
Definitions.

For purposes of this Policy, the following terms shall have the meanings set forth below:

11.1.
“Accounting Restatement” means an accounting restatement of Leafly’s financial statements due to Leafly’s material noncompliance with any financial reporting requirement under the securities laws, including any accounting restatement required to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.
11.2.
“Awards” means stock options, stock appreciation rights, restricted stock awards, restricted stock unit awards, performance stock awards, performance stock unit awards, long-term performance incentives, annual cash bonuses, and any other types of awards issued under applicable Company incentive plans, regardless of whether subject to a Financial Reporting Measure or only continued employment requirements.
11.3.
“Board” means the Board of Directors of Leafly.
11.4.
“Company” means Leafly Holdings, Inc., a Delaware corporation (“Leafly”), and its affiliates.

11.5.
“Committee” means the Compensation Committee of the Board.
11.6.
“Effective Date” means October 2, 2023.
11.7.
“Erroneously Awarded Compensation” means the amount, as determined by the Administrator, of Incentive-Based Compensation Received by an Executive Officer that exceeds the amount of Incentive-Based Compensation that would have been Received by the Executive Officer had it been determined based on the restated amounts. Incentive-Based Compensation is deemed to be “Received” in Leafly’s fiscal period during which the Financial Reporting Measure specified in the Incentive-Based Compensation is attained, even if the payment or grant of such Incentive-Based Compensation occurs after the end of that period.
11.8.
“Exchange” means the Nasdaq Stock Market LLC.
11.9.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
11.10.
“Executive Officers” means the Company’s current and former executive officers as determined by the Administrator in accordance with the Listing Standards. Generally, Executive Officers include any executive officer designated by the Board as an “officer” under Rule 16a-1(f) under the Exchange Act.
11.11.
“Financial Reporting Measure” means (a) any measure that is determined and presented in accordance with the accounting principles used in preparing Leafly’s financial statements and any measure derived wholly or in part from such a measure, and (b) any measure based wholly or in part on Leafly’s stock price or TSR. A Financial Reporting Measure need not be presented within Leafly’s financial statements or included in a filing with the Securities and Exchange Commission.
11.12.
“Incentive-Based Compensation” means any compensation granted, earned, or vested based in whole or in part on the Company’s attainment of a Financial Reporting Measure that was Received by an individual (a) on or after the Effective Date and after such individual began service as an Executive Officer, (b) who served as an Executive Officer at any time during the performance period for the Incentive-Based Compensation, and (c) while Leafly had a listed class of securities on a national securities exchange or association.
11.13.
“Listing Standards” means Section 10D of the Exchange Act, and any rules or standards adopted by the Securities and Exchange Commission (including Rule 10D-1 under the Exchange Act), and Rule 5608 of the Exchange’s Listing Rules.
11.14.
“Misconduct” means one or more of the following: an Executive Officer’s or other employee’s (a) indictment for, conviction or admission of or pleading of guilty or nolo contendere to, any crime punishable as a felony; (b) commission of any act of embezzlement and/or fraud with respect to the Company or its vendors and customers, including without limitation, misappropriation of funds, properties or assets and commission of an act of theft and/or financial dishonesty that has caused a material adverse impact on the Company; (c) material violation of any of the Company’s material corporate policies (for example, among others, Leafly’s Code of Ethics and Business Conduct, Insider Trading Policy, and Conflict of Interest Policy) which violation materially adversely affects the Company; (d) other willful misconduct or gross negligence that has caused, or reasonably could be expected to cause, a material adverse impact, monetary, reputational or otherwise, on the Company, including an Accounting Restatement; or (e) material breach of an employment agreement or other agreement to which an Executive Officer or other employee is a party with the Company, including for the avoidance of doubt any restrictive covenant in any agreement to which an Executive Officer or other employee is subject, in each case as determined by the Administrator, whose determination shall be conclusive and binding.
11.15.
“Recovery Period” means the three completed fiscal years of Leafly immediately preceding the date that Leafly is required to prepare the applicable Accounting Restatement and any “transition period” as described under the Listing Standards. The “date that Leafly is required to prepare the applicable Accounting Restatement” is the earlier to occur of (a) the date the Board, a committee of the Board, or the officer or officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that Leafly is required to prepare an Accounting Restatement, or (b) the date a court, regulator, or other legally authorized body directs Leafly to prepare an Accounting Restatement.
12.
Acknowledgement by Executive Officer and Other Employees

Each Executive Officer, as well as other employees requested to do so by the Company, shall sign and return to the Company an Acknowledgment Form substantially in the form attached to this Policy as Exhibit A or in such other form determined by the Administrator, pursuant to which the Executive Officer or other employee agrees to be bound by, and comply with, the terms of this Policy.

Exhibit A

LEAFLY HOLDINGS, INC.

Incentive Compensation Recovery Policy

ACKNOWLEDGEMENT FORM

I, the undersigned, acknowledge and affirm that I have received and reviewed a copy of the Leafly Holdings, Inc. Incentive Compensation Recovery Policy, and agree that:

(a)
I am and will continue to be subject to and will abide by the terms of the Leafly Holdings, Inc. Incentive Compensation Recovery Policy, as amended from time to time (the “Policy”);
(b)
the Policy will apply to me both during and after my employment with the Company; and
(c)
if I am an Executive Officer, I will promptly return any Erroneously Awarded Compensation to the Company to the extent required by, and in a manner determined by the Administrator and permitted by, the Policy.

In the event of any inconsistency between the Policy and the terms of any employment agreement or offer letter to which I am a party, or the terms of any compensation plan, program, or agreement under which any compensation has been granted, awarded, earned or paid, the terms of the Policy shall govern.

Capitalized terms used but not otherwise defined in this Acknowledgement Form shall have the meanings ascribed to such terms in the Policy.

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Signature

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Print Name

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Date